EXHIBIT 1
                               CUSTODIAN AGREEMENT

To:

Gentlemen:

     The undersigned ("State Street") hereby requests that you (the Bank) establish a custody account and a cash account for each custodian/employee benefit plan identified in the Schedule attached to this Agreement and each additional account which is identified to this Agreement. Each such custody or cash account as applicable will be referred to herein as the "Account" will be subject to the following terms and conditions:

     1. The Bank shall hold as agent for State Street and shall physically segregate in the Account such cash, bullion, coin, stocks, shares bonds, debentures, notes and other securities and other property which is delivered to the Bank for that State Street Account (the "Property").

     2.   a.   Without the prior approval of State Street it will not deposit securities in any securities depository or utilize a clearing agency, incorporated or organized under the laws of a country other than the United States, unless such depository or clearing house operates the central system for handling of securities or equivalent book-entries in that country or operates a transnational system for the central handling of securities or equivalent book-entries;

          b. When securities held for an Account are deposited in a securities depository or clearing agency by the Bank, the Bank shall identify on its books as belonging to State Street as agent for such Account, the securities so deposited.

     3.   The Bank represents that either:

          a. It currently has stockholders' equity in excess of $200 million (U.S. dollars or the equivalent of U.S. dollars computed in accordance with generally accepted U.S. accounting principles) and will promptly inform State Street in the event that there appears to be a substantial likelihood that its stockholders' equity will decline below $200 million, or in the event, at such time as its stockholders' equity in fact declines below $200 million; or

          b. It is the subject of an exemptive order issued by the United States Securities and Exchange Commission, which such order permits State Street to employ the Bank as a subcustodian, notwithstanding the fact that the Bank's stockholders' equity is currently below $200 million or may in the future decline below $200 million due to currency fluctuation.

     4. Upon the written instructions of State Street, as permitted by Paragraph 8, the Bank is authorized to pay cash from the Account and to sell, assign, transfer, deliver or exchange, or to purchase for the Account, any and all stocks, shares, bonds, debentures, notes and other securities ("Securities"), bullion, coin and other property, but only as provided in such written instruction. The bank shall not be held liable for any act or omission to act ?? instructions given on purported to be given should there be any in such instructions.

     5. Unless the Bank receives written instructions of State Street to the contrary, the Bank is authorized:

          a. To promptly receive and collect all income and principal with respect to the Property and to credit cash receipts to the Account;

          b. To promptly exchange securities where the exchange is pur??? ministerial (including, without limitation, the exchange of temporary securities for those in definitive form and the exchange of warrants, or other documents of entitlement to securities, for the securities themselves);

          c. To promptly surrender securities at maturity or when called for redemption upon receiving payment therefor;

          d. Whenever notification of a rights entitlement or a fracti?? interest resulting from a rights issue, stock dividend or split is received for the Account and such rights entitlement or fractional interest bears an expiration date, the ??
               endeavor to obtain State Street Bank's instructions, ??????? these not be received in time for the Bank to take timely action, the Bank is authorized to sell such rights entitl??? or fractional interest and to credit the Account;

          e. To hold registered in the name of the nominee of the Bank ??? its agents such Securities as are ordinarily held in registered form;

          f. To execute in State Street's name for the Account, whenever the Bank deems it appropriate, such ownership and other certificates as may be required to obtain the payment of income from the Property; and

          g. To pay or cause to be paid, from the Account any and all taxes and levies in the nature of taxes imposed on such assets by any governmental authority and shall use reasonable efforts, to promptly reclaim any foreign withholding tax relating to the Account.

     6. If the Bank shall receive any proxies, notices, reports or other communications relative to any of the Securities of the Account in connection with tender offers, reorganization, mergers, consolidations, or similar events which may have an impact upon issuer thereof, the Bank shall promptly transmit any such communication to State Street Bank by means as will permit State Street Bank to take timely action with respect thereto.

     7. The Bank is authorized in its discretion to appoint brokers and agents in connection with the Bank's handling of transactions relating to the Property provided that any such appointment shall not relieve the Bank of any of its responsibilities or liabilities hereunder.

     8. Written instructions shall include (i) instructions in writing signed by such persons as are designated in writing by State Street; (ii) telex or tested telex instructions of State Street; (iii) other forms of instruction in computer readable form as shall be customarily utilized for the transmission of like information; and (iv) such other forms of communication as from time to time shall be agreed upon by State Street and the Bank.

     9. The Bank shall supply periodic reports with respect to the safekeeping of assets held by it under this agreement. The content of such reports shall include but not be limited to any transfer to or from any account held by the Bank hereunder and such other information as State Street may reasonably request.

     10. In addition to its obligations under Section 23 hereof, the Bank shall maintain such other records as may be necessary to identify the assets hereunder as belonging to each custodian/employee benefit plan identified in our Schedule attached to this agreement and each additional account which is identified to this agreement.

     11. The Bank agrees that its books and records relating to its actions under this Agreement shall be opened to the physical, on-premises inspection and audit at reasonable times by officers of, auditors employed by or other representatives of State Street (including to the extent permitted under law) the independent public accountants for any entity whose Property is being held hereunder and shall be retained for such period as shall be agreed by State Street and the Bank.

     12. The Bank shall be entitled to reasonable compensation for its services and expenses as custodian under this Agreement, as agreed upon from time to time by the Bank and State Street.

     13. The Bank shall exercise reasonable care in the performance of its duties, as are set forth or contemplated herein or contained in instructions given to the Bank which are not contrary to this Agreement, shall maintain adequate insurance and agrees to indemnify and hold harmless, State Street and each Account from and against loss, damage, cost, expense, liability or claim arising out of or in connection with the Bank's performance of its obligations hereunder.

     14. The bank agrees (i) the property held hereunder is not subject to any right, charge, security interest, lien or claim of any kind in favor of the Bank or any of its agents or its creditors except a claim or payment for their safe custody and administration and (ii) the beneficial ownership of the property shall be freely transferable without the payment of money or other value other than for safe custody or administration.

     15. The bank agrees to meet State Street Operating Requirements (See Exhibit A).

     16. This Agreement may be terminated by the Bank or State Street by 60 days' written notice to the other, sent by registered mail or express courier. The Bank, upon the date this Agreement ???????? pursuant to notice which has been given in a timely fashion, ??????? deliver the Property to the beneficial owner unless the Bank ????????
          received from the beneficial owner 60 days' prior to the date on which this Agreement is to be terminated written instructions of State Street specifying the name(s) of the person(s) to whom the Property shall be delivered.

     17. The Bank and State Street shall each use its best efforts to ???????? the confidentiality of the Property in each Account, subject, however, to the provisions of any laws requiring the disclosure of the Property.

     18. Unless otherwise specified in this Agreement, all notices with respect to matters contemplated by this Agreement shall be deemed duly given when received in writing or by confirmed telex by the Bank or State Street at their respective addresses set forth below or at such other address as be specified in each case in a notice similarly given:

      To State Street            Master Trust Division, Global Cust???
                                 STATE STREET BANK AND TRUST COMPANY
                                 P.O. Box 1713
                                 Boston, Massachusetts 02105
                                 U.S.A.

      To the Bank

     19.  This Agreement shall be governed by and construed in accordance with
          the laws of            except to the extent that such laws are
          preempted by the laws of the United States of America.

     Please acknowledge your agreement to the foregoing by executing a copy of this letter.

                                    Very truly yours,

                                    STATE STREET BANK AND TRUST COMPANY


                                    By: /s/ [ILLEGIBLE]
                                        ----------------------------------------
                                    Vice President

                                    Date:
                                          --------------------------------------

Agreed to by:


By: /s/ M. J. DOWNEY
    ----------------------

Date:  12/1/87
      --------------------

0043k/4

                           PRUDENTIAL MUTUAL FUNDS(1)

                                  State Street
                             Global Custody Network
                             ----------------------

                                                 SECURITIES DEPOSITORY
                                                         OR
COUNTRY                 BANK                      CLEARING AGENCY
-------                 ----                      ---------------
Luxembourg              --                             Cedel

Transnational           --                             The Euroclear System
                                                       Cedel

United Kingdom          State Street Bank and          The Bank of England,
                        Trust Company, London          The Central Gilts Office
                        branch, and State Street       (CGO); The Central London
                        Limited, a subsidiary          Moneymarkets Office (CMO)
                        of State Street Bank
                        and Trust Company

----------

          (1) This schedule applies to money market funds and to the following non-money market funds:

          Prudential Government Income Fund, Inc.
          Prudential High Yield Fund, Inc.
          Prudential High Yield Income Fund, Inc.
          Prudential Structured Maturity Fund, Inc.